Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS SECOND QUARTER 2016 RESULTS

Sequential Quarterly Revenue Growth of 10.3%; Continued Momentum with Growth Forward Plan

Driven by Expansion of Omni IQsm Product Line

Financial and operating highlights include:

•	Hired next-generation industry innovators and expanded Omni IQ product line through acquisition of next-generation software and switching platform.

•	Second quarter 2016 minutes of use increased 55.8% compared to second quarter of 2015.

•	Second quarter 2016 revenue increased 71.6% to $90.8 million compared to $52.9 million in the second quarter of 2015.

•	Second quarter 2016 net income of $9.0 million compared to $10.0 million in second quarter of 2015.

•	Adjusted EBITDA (a non-GAAP financial measure) of $19.2 million in second quarter 2016 compared to $21.0 million in second quarter 2015.

•	Company revises financial estimates for the full year 2016 to $360 million to $370 million for revenue, $80 million to $85 million for Adjusted EBITDA (a non-GAAP financial measure) and $23 million to $26 million for capital expenditures.

CHICAGO, August 2, 2016 – Inteliquent, Inc. (NASDAQ:IQNT), the nation’s premier voice and messaging interconnection partner for communications service providers of all types, today announced its financial results for the second quarter of 2016.

“We continued to deliver a strong and consistent performance during the second quarter as we achieved our fourth consecutive quarter of sequential revenue and traffic growth, reflecting the successful implementation of our Growth Forward business strategy,” said Matt Carter, Inteliquent’s President and Chief Executive Officer. “The acquisition of Shopety’s Next-Generation Software and Switching Platform will expand the capabilities and addressable market of our Omni IQ product line by allowing more customers to use Inteliquent’s services, and diversify our revenue stream. Overall, we are pleased with the positive momentum to transform our business and our positioning in the market to deliver value for our shareholders.”

Second Quarter 2016 Results

Inteliquent generated revenue of $90.8 million in the second quarter of 2016, an increase of 71.6%, or $37.9 million, from $52.9 million of revenue in the second quarter of 2015. The growth was primarily driven by an increase in minutes of use, as well as an increase in the average rate per minute. Minutes of use increased 55.8% to 53.9 billion minutes in the second quarter of 2016, compared to 34.6 billion minutes in the second quarter of 2015. The average rate per minute for the second quarter of 2016 was $0.00168, an increase of 9.8%, compared to $0.00153 for the second quarter of 2015.

Network and facilities expense for the second quarter of 2016 was $58.6 million, or 64.5% of revenue, compared to $21.3 million, or 40.3% of revenue, for the second quarter of 2015. The $37.3 million, or 175.1% increase in network and facilities expense was primarily due to an increase in traffic. The cost as a percent of revenue increased during the three months ended June 30, 2016, primarily as a result of a significant increase in the volume of long distance traffic, which in turn resulted in an increase in the costs Inteliquent pays to third parties to terminate that traffic.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $14.2 million, or 15.6% of revenue for the second quarter of 2016, compared to $13.1 million, or 24.8% of revenue for the second quarter of 2015. The $1.1 million, or 8.4% increase in operating expenses was primarily due to higher professional fees, consisting of contract labor fees, litigation fees and Shopety transaction costs, as well as higher software licensing and hardware maintenance costs and higher transaction taxes and surcharges related to the growth of our business. Partially offsetting these increases was a decrease to our general and administrative expenses due to non-recurring charges for the resolution of certain employee matters related to the separation of prior members of executive management that occurred during the three months ended June 30, 2015.

Depreciation and amortization expense was $3.5 million for the second quarter of 2016, or 3.9% of revenue, compared to $2.6 million for the second quarter of 2015, or 4.9% of revenue. The increase in depreciation and amortization expense for the second quarter 2016 was due to the significant increase in the property and equipment asset base necessary to accommodate the growth in traffic.

Net Income in the second quarter of 2016 was $9.0 million, compared to $10.0 million for the second quarter of 2015.

Adjusted EBITDA (a non-GAAP financial measure) in the second quarter of 2016 was $19.2 million, a decrease of 8.6% or $1.8 million, from $21.0 million for the second quarter of 2015. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

2016 Business Outlook

As a result of Inteliquent’s year-to-date results and the updated forecast for the remainder of the year, Inteliquent is revising its financial estimates for 2016. The new outlook is as follows:

	Current Estimates	Prior Estimates
Revenue	$360 to $370 million	$370 to $390 million
Adjusted EBITDA	$80 to $85 million	$82 to $92 million
Capital Expenditures	$23 to $26 million	$25 to $28 million

Conference Call & Web Cast

The second quarter conference call will be held on Tuesday, August 2, 2016 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-800-768-6570 (within the United States and Canada), or 1-785-830-1942 (international callers) and entering the conference ID number: 9626194. A replay of the call will be available approximately two hours after the call has ended and will be available until 1:00 p.m. (ET) on September 1, 2016. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 9626194.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects (also referred to as IP direct connects or peering), and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; our ability to perform under the agreement we announced with T-Mobile USA. Inc. on August 17, 2015 (as amended, the “T-Mobile Agreement”), including the risk that the traffic we carry under the T-Mobile Agreement will not meet our targets for profitability, including EBITDA and Adjusted EBITDA, that we incur damages or similar costs if we fail to meet certain terms in the T-Mobile Agreement, or that T-Mobile terminates the T-Mobile Agreement; the risk that our costs to perform under the T-Mobile Agreement will be higher than we expect; our ability to market Inteliquent’s Omni IQ voice and messaging service, including the risk that the service will not meet our targets for revenue or profitability, including EBITDA and Adjusted EBITDA; the risk that our costs to provide Inteliquent’s Omni IQ voice and messaging service will be higher than we expect; the risk that a receiving carrier will refuse to accept terminating text messages or other problems preventing us from providing our Omni IQ services; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services successfully; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2015, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types. As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 19 billion minutes of traffic per month. With the recent launch of its Omni solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers.

The Condensed Consolidated Statements of Income, Balance Sheets and Statements of Cash Flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
Revenue	$90,752	$52,886	$173,081	$107,940
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	58,614	21,295	108,812	44,060
Operations	8,980	7,391	17,813	15,011
Sales and marketing	1,015	765	1,918	1,408
General and administrative	4,214	4,942	8,589	9,497
Depreciation and amortization	3,487	2,600	6,830	5,243
Gain on sale of property and equipment	—	(149)	(5)	(116)

Total operating expense	76,310	36,844	143,957	75,103

Income from operations	14,442	16,042	29,124	32,837

Other (income) expense:
Interest (income) expense	(90)	11	(141)	27
Other income	—	—	—	(1,290)

Total other (income) expense	(90)	11	(141)	(1,263)

Income before provision for income taxes	14,532	16,031	29,265	34,100
Provision for income taxes	5,557	6,031	11,154	12,918

Net income	$8,975	$10,000	$18,111	$21,182

Earnings per share:
Basic	$0.26	$0.30	$0.53	$0.63
Diluted	$0.26	$0.29	$0.53	$0.62
Weighted average number of shares outstanding:
Basic	34,147	33,568	34,063	33,532
Diluted	34,374	34,033	34,302	33,988
Dividends paid per share:	$0.16	$0.15	$0.31	$0.30

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(In thousands, except per share amounts)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$119,883	$109,050
Receivables — net of allowance of $2,407 and $2,365, respectively	48,451	39,589
Prepaid expenses	3,395	9,376
Other current assets	120	219

Total current assets	171,849	158,234
Property and equipment—net	46,537	37,336
Goodwill	1,731	—
Restricted cash	320	345
Deferred income taxes-noncurrent	8	1,059
Other assets	948	1,075

Total assets	$221,393	$198,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,426	$424
Accrued liabilities:
Taxes payable	2,329	624
Network and facilities	18,801	10,984
Rent	2,043	1,969
Payroll and related items	2,379	2,918
Other	2,585	1,297

Total current liabilities	31,563	18,216

Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock—par value of $.001; 150,000 authorized shares; 37,301 and 34,218 shares issued and outstanding at June 30, 2016, respectively and 37,242 and 33,891 shares issued and outstanding at December 31, 2015, respectively	37	34
Less treasury stock, at cost; 3,083 shares at June 30, 2016 and 3,351 shares at December 31, 2015	(50,106)	(51,668)
Additional paid-in capital	226,370	225,474
Retained earnings	13,529	5,993

Total shareholders’ equity	189,830	179,833

Total liabilities and shareholders’ equity	$221,393	$198,049

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2016	2015
Operating
Net income	$18,111	$21,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,830	5,243
Deferred income taxes	(180)	(790)
Gain on sale of property and equipment	(5)	(116)
Gain on settlement of Tinet escrow	—	(1,290)
Non-cash share-based compensation	2,153	2,711
Provision (benefit) for uncollectible accounts	42	(30)
Excess tax benefit associated with share-based payments	(645)	(313)
Changes in assets and liabilities:
Receivables	(8,904)	753
Other current assets	6,080	593
Other noncurrent assets	127	(275)
Accounts payable	627	868
Accrued liabilities	10,071	1,384

Net cash provided by operating activities	34,307	29,920

Investing
Purchase of property and equipment	(9,756)	(4,930)
Proceeds from sale of property and equipment	5	125
Cash used in acquisitions	(3,650)	—
Decrease in restricted cash	25	—

Net cash used for investing activities	(13,376)	(4,805)

Financing
Proceeds from the exercise of stock options	396	253
Restricted shares withheld to cover employee taxes paid	(564)	(750)
Dividends paid	(10,575)	(10,066)
Excess tax benefit associated with share-based payments	645	313

Net cash used for financing activities	(10,098)	(10,250)

Net increase in cash and cash equivalents	10,833	14,865

Cash and cash equivalents — Beginning	109,050	104,737

Cash and cash equivalents — Ending	$119,883	$119,602
Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,335	$13,164
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$2,394	$767
Investing activity — Accrued acquisition contingent consideration	$750	$—

The following table includes selected financial and operational metrics.

Selected Financial and Operational Metrics:

	Three Months Ended
(In millions, except per minute amounts and # of employees)	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
	2015	2015	2015	2016	2016
Total Revenue	$52.9	$63.7	$77.0	$82.3	$90.8
Net Income	$10.0	$8.3	$8.7	$9.1	$9.0
Adjusted EBITDA	$21.0	$16.9	$18.4	$19.1	$19.2
Total Capital Expenditures	$2.8	$16.0	$5.5	$2.8	$7.0
Average Revenue per Minute*	$0.00153	$0.00159	$0.00166	$0.00167	$0.00168
Minutes of Use *:	34,591	40,157	46,348	49,366	53,911
# of Employees	160	171	177	183	205

*	Historical Minutes of Use and Average Rate per Minute figures have been adjusted to include all minutes that were carried on our network for each respective quarter.

Use of Non-GAAP Financial Measure

In this press release we disclose “Adjusted EBITDA” which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense (income), net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; amounts paid in connection with the separation of prior members of executive management and the resolution of related matters; and legal fees associated with the Shopety, Inc. acquisition. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest expense (income), income tax expense, non-cash share-based compensation; amounts paid in connection with the separation of prior members of executive management and the resolution of related matters; and legal fees associated with the Shopety, Inc. acquisition. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

For more information on the non-GAAP financial measure, please see the “Reconciliation of net income to EBITDA and Adjusted EBITDA” table in this press release. This accompanying table has more details on the EBITDA, which is most directly comparable to Adjusted EBITDA and the related reconciliation between these financial measures. Additionally, the company has not reconciled Adjusted EBITDA guidance to net income guidance because it does not provide guidance for either Interest expense (income), net, GAAP provision for income taxes, GAAP provision for depreciation and amortization, non-cash share-based compensation, amounts paid in connection with the separation of prior members of executive management and the resolution of related matters, or legal fees associated with the Shopety, Inc. acquisition, which are reconciling items between net income and Adjusted EBITDA. As items that impact net income are out of the company’s control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Three Months Ended
(In thousands)	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
	2015	2015	2015	2016	2016
Net income	$10,000	$8,267	$8,680	$9,136	$8,975
Interest expense (income)	11	9	(7)	(51)	(90)
Provision for income taxes	6,031	4,399	5,255	5,597	5,557
Depreciation and amortization	2,600	2,894	3,255	3,343	3,487

EBITDA	$18,642	$15,569	$17,183	$18,025	$17,929
Non-cash share-based compensation	933	1,338	1,173	1,028	1,125
Separation of prior members of executive management and the resolution of related matters	1,440	—	—	—	—
Legal Fees Associated with Shopety Acquisition	—	—	—	—	187

Adjusted EBITDA	$21,015	$16,907	$18,356	$19,053	$19,241